Exhibit 21.1

Fresh Healthy Vending, Inc., a Nevada Corporation

Listing of Subsidiaries

Fresh Healthy Vending LLC, a California limited Liability Company
FHV Acquisition Corp., a California Corporation
Fresh and Healthy Vending Corporation, a California Corporation